Contact:	Lamar Cox Acting Chief Financial Officer (615) 599-2274

TENNESSEE COMMERCE BANCORP, INC. FILES FORM 10-K

No Change in Previously Reported Financial Results
For Quarter and Year Ended December 31, 2007

FRANKLIN, Tenn. (April 18, 2008) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) reported today that it filed its Annual Report on Form 10-K for the year ended December 31, 2007.  The Company previously announced that it had delayed filing its 2007 Form 10-K pending additional reviews of its compliance with the extensive requirements of Sarbanes-Oxley as to internal controls.  As a result of the reviews, management indentified two material weaknesses in internal control over financial reporting as of December 31, 2007; however, the reviews concluded that the internal control deficiencies had no known impact on the Company’s financial reporting and there was no change to the Company’s previously reported financial results for the quarter and year ended December 31, 2007.

“We took immediate steps to review the material weaknesses identified in our year-end audit and to remediate the two areas in our internal controls highlighted as part of the process,” stated Arthur Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp.  “Our Company’s Audit Committee worked closely with independent auditors to reassess our internal controls to ensure compliance with Sarbanes-Oxley as well as develop additional systems to ensure future compliance.”

Tennessee Commerce’s growth in market capitalization in 2007 resulted in the Company being subject to the internal control requirements of Sarbanes-Oxley for the first time.  The compliance process required management of Tennessee Commerce Bancorp to assess the effectiveness of its internal control over financial reporting.  Based on this assessment, management identified the following two material weaknesses in internal control over financial reporting as of December 31, 2007:

Employee Accounts – Certain transactions related to employee accounts were not appropriately processed, reviewed and approved in accordance with Company policy; and

Asset/Liability Management Committee – While the Company has an Asset/Liability Management Committee (the “ALCO”) that provides information to the Company’s Board of Directors, no meetings of the ALCO were held during 2007.

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TNCC Files Form 10-K
April 18, 2008

Since January 15, 2008, the Company has taken the following remedial actions to address the material weaknesses in internal controls:

Employees have been informed that, in accordance with Company policy, all personal transactions are to be handled in the same manner as customer transactions.   Management has initiated a training program for all employees to ensure understanding of the necessity for adherence to policies governing personal transactions.

Management has established controls to ensure that all employees sign acknowledgement forms in addition to reviewing Company policies, including the Employee Financial Services Policy (relating to employees’ personal transactions) and other key Company policies as well.

In February 2008, the Chair of the Audit Committee of the Company’s Board of Directors was appointed Chair of the ALCO.  Also in February 2008, the ALCO met, determined that the ALCO-related information provided to the Board of Directors during 2007 was accurate and complete, and ratified such information as previously provided to the Board of Directors.

The ALCO has been directed to meet at least quarterly during 2008 and provide reports of those meetings to the Board of Directors.

“We believe management and the Board have addressed fully the issues identified in our year-end audit related to the weaknesses in our internal controls,” continued Mr. Helf.  “We have strengthened our internal controls and remain committed to full compliance with all regulatory requirements as part of our management process.”

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp’s stock is traded on The NASDAQ Global Market under the symbol TNCC.

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period or by the use of forward-looking terminology, such as “expect,” “anticipate,” “believe,” “estimate,” “foresee,” “may,” “might,” “will,” “intend,” “could,” “would,” “plan,” “forecast” or future or conditional verb tenses and variations or negatives of such terms.  These forward-looking statements include, without limitation, those relating to addressing material weaknesses in our internal control over financial reporting and our compliance with regulatory requirements.
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TNCC Files Form 10-K
April 18, 2008

We caution you not to place undue reliance on the forward-looking statements contained in this news release because actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, laws and regulations affecting financial institutions and public companies in general and other factors detailed from time to time in our press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances or results that occur after the date of this news release.

Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

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